UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK VIRGINIA MUNICIPAL BOND TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

We need your vote BlackRock Virginia Municipal Bond Trust (BHV) Why am I receiving this letter? The special shareholder meeting was adjourned to December 16, 2025, to provide additional time for shareholders to vote. This is your last opportunity to vote. If the proposal is not approved, you will not receive the potential benefits of the proposed combination. Why should I vote “For” the proposal if I’m a Virginia resident? The proposed combination of funds, including your fund, is expected to result in potential benefits for you as a shareholder, including: Your yield is expected to increase Your expenses are expected to decline 8.30% 1.99% 6.61%    0.84% Tax-Equivalent Yield 1 Expense Ratio (ex Leverage Expenses) 2 Pre Post Pre Post Voting is simple Vote online Vote by phone Vote by mail By scanning the QR code on By calling the toll-free number By completing the enclosed the enclosed voting on the enclosed voting voting instruction form and instruction form instruction form returning it in the pre-paid envelope provided If you have any questions on how to vote or about the proposals to be voted on, please contact Georgeson LLC at 1-833-880-9327 1) Tax Equivalent Yield is the annualized earnings yield as of 7/31/2025 divided by one minus the maximum tax rate, which is 46.55% pre-merger and 40.80% post-merger. 2) Based on 12-month average net assets as of 1/31/2025 and excluding leverage expenses. The expense ratio including leverage expenses is expected to decline from 4.47% to 2.69%.

The proxy materials previously sent to you contain important information, please read them carefully. Copies of the Proxy Statement are available for free on the Securities and Exchange Commission’s website at www.sec.gov or by visiting WWW.PROXY-DIRECT.COM/BLK-34669 or by calling Georgeson LLC, the Funds’ proxy solicitor, toll free at 1-833-880-9327. Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Virginia Municipal Trust (BHV). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, tax-equivalent yield, market price and net asset value (NAV) will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and NAV of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Virginia Municipal Trust (BHV). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, tax-equivalent yield, market price and net asset value (NAV) will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and NAV of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. Not FDIC Insured • May Lose Value • No Bank Guarantee BHV 7